ChinaNet Online Holdings Reports Fourth Quarter and Full Year 2010 Earnings

- FY 2010 adjusted net income(1) increased 74.4% to $14.7 million with adjusted EPS(1) of $0.70
- Q4 2010 gross margins expanded by 2050 bps to 69.5%, driven by higher Internet Advertising sales
- Internet advertising and marketing business added ~approximately 165 new clients in Q4 2010, bringing the total to 847 active clients with 36 branded clients
- Cash increased to $15.6 million on December 31, 2010: operating cash flows more than doubled to $11.6 million for FY 2010
- Company provided 2011 revenue and net income guidance of $50 million to $54 million and $17.5 million to $18.2 million, respectively

(1) Adjusted net income and EPS excludes a non-cash gain of $1.9 million related to changes in fair value of warrants for the year ended December 31, 2010.

BEIJING, Mar. 31, 2011 -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading full-service B2B fully integrated Internet service provider for small and medium-sized enterprises ("SMEs") to expand their sales networks in China, today announced fourth quarter and year-end financial results.

Summary Financials

Fourth Quarter 2010 Results (USD) (unaudited ending December 31)
	2010	2009	CHANGE
Sales	$10.4 million	$10.4 million	--
Gross Profit	$7.2 million	$ 5.1 million	+41.7%
Gross Margin	69.5%	49.0%	+41.8%
Adjusted Net Income	$4.7 million	$3.9 million(2)	+19.9%
Adjusted EPS (Diluted)	$0.23	$0.18(2)	+22.9%

(2) Non-GAAP net income and EPS excludes a non-cash loss of $3.2 million related to changes in fair value of warrants for the three month period ended December 31, 2009.

Fourth Quarter 2010 Financial Results

Revenues for the fourth quarter of 2010 were $10.4 million compared to $10.4 million for the fourth quarter of 2009. In concert with management's plan and focus for 2010, internet advertising increased 72.2% year-over-year to $8.8 million, and comprised 84.7% of total revenue. Growth was driven by focused marketing campaigns which resulted in net new customer additions, including new premium franchise customers, which was complemented by the sale of additional web based services to the installed customer base.  Lower margin TV production and advertising service revenues declined 71.8% year-over-year to approximately $1.4 million or 13.6% of total revenues. As of December 31, 2010, the number of active customers, including branded clients for the Company's internet advertising business was 883, which was up 16% from the third quarter. The number of customers utilizing the TV advertising business was about 175 and approximately 20% of these customers were serviced by both platforms. On account of the client marketing budget and the nature of their business, they practically do not use TV advertising on a regular month-over-month basis.

Fourth Quarter 2010 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)
(3 months ended December 31,)	2010	2009	CHANGE
Internet Advertisement	$8,818	$5,121	+72.2%
% of Sales	84.7%	49.1%
TV Advertisement	$1,411	$5,000	-71.8%
% of Sales	13.6%	48.0%
Bank Kiosk	$135	$132	+2.3%
% of Sales	1.3%	1.3%

"Our fourth quarter results demonstrate further execution of our internet advertising based growth strategy and the inherent operating leverage in our business model," stated Mr. Handong Cheng, Chairman and CEO of the Company. "The decision to allocate resources toward growing our 28.com customer base helped us expand margins and grow both earnings and cash flows. As we introduce new services to monetize our installed base of advertising customers, we see substantial opportunities to further expand our market share in the rapidly growing SME franchise market."

Cost of sales for the three months ended December 31, 2010 was approximately $3.2 million, down 40.2% due to a significant reduction in purchased television advertisement time from TV networks and local stations.

Gross profit for the fourth quarter of 2010 was $7.2 million, representing gross margin of 69.5%, compared to $5.1 million in gross profit and a gross margin of 49% in the fourth quarter of 2009. Higher revenues in the Company’s core internet service and advertising business, 28.com were responsible for the increase in gross profit. Gross margins in internet advertising and TV were 78.3% and 13.1%, respectively during the fourth quarter of 2010, compared to 79.3% and 17.7% in the corresponding period in 2009.

Operating expenses for the three months ended December 31, 2010 were approximately $2.6 million, up 31.6% from corresponding period in 2009. Selling expenses for the period were $1.2 million, up 28.5% from $0.9 million from the fourth quarter of 2009. Research and development expenses grew by 130.3% year-over-year to $0.3 million. General and administrative expenses were $1.1 million and $0.9 million in the fourth quarter 2010 and 2009, respectively.

Operating income for the fourth quarter of 2010 totaled $4.7 million, a 47.9% increase from the $3.2 million reported for the fourth quarter of 2009. Operating margins improved 1454 basis points year-over-year to 44.8% during the fourth quarter of 2010.

GAAP net income for the fourth quarter 2010 was $4.7 million, an increase of 495.8% compared to $0.8 million reported in the same period of the prior year, while adjusted net income increased 19.9% to $4.7 million from $3.9 million reported in the same period 2009. Diluted earnings per share for the fourth quarter 2010 was $0.23 compared to $0.02 reported in the same period of the prior year, while adjusted diluted earnings per share was $0.23 in the fourth quarter of 2010 compared to $0.18 in the same period in 2009, based on 20.9 million and 21.4 million outstanding shares, respectively. Adjusted net income and EPS excludes a non-cash loss of $3.2 million related to changes in the fair value of warrants for the three month period ended December 31, 2009.

Full Year 2010 Financial Results

Full Year 2010 Results (USD) (audited for period ended December 31)
	2010	2009	CHANGE
Sales	$41.6 million	$37.7 million	+10.2%
Gross Profit	$22.6 million	$16.5 million	+37.1%
Gross Margin	54.4%	43.7%	+24.4%
Adjusted Net Income	$14.7 million(3)	$8.4 million(4)	+74.4%(6)
Adjusted EPS (Diluted)	$0.70(3)	$0.50(5)	+40.0%

(3) FY 2010 Adjusted net income and EPS excludes a $1.9 million non-cash gain related to changes in fair value of warrants
(4) FY 2009 Non-GAAP net income excludes a $4.4 million non-cash charge related to changes in fair value of warrants
(5) FY 2009 Non-GAAP EPS (Diluted) excludes a $4.4 million non-cash charge related to changes in fair value of warrants, a $5.9 million non-cash charge related to the beneficial conversion feature of Series A preferred stock

Please note: On March 29, 2010, the Company and the holders of the Warrants entered into agreements to remove the “Down-round protection” rights that were applicable if the Company were to issue new shares of common stock or common stock equivalents at a price per share less than the exercise price of the Warrants.  In addition, the amendment to the warrants added a provision to grant the holders of a majority of the warrants an approval right until December 31, 2010, over any new issuance of shares of common stock or common stock equivalents at a price per share less than the exercise price of the warrants. As a result of this amendment, the Warrants issued in the August 2009 financing were qualified as indexed to the Company’s own stock and then met the scope exceptions of ASC Topic 815, and were eligible to be reclassified as equity. Therefore, no further non-cash gain or loss will be recognized for the changes in fair value of warrants going forward.

Revenues for the year ended December 31, 2010 increased 10.2% to $41.6 million compared to $37.7 million for the year ended December 31, 2009. Internet advertising increased 59.5% year-over-year to $28.3 million from $17.7 million, representing 68.0% of total revenue. TV advertising revenues fell 32.8% during the full year 2010 to $12.5 million or 30.0% of total revenues. Management expects internet advertising to account for an increasingly larger percent of total sales going forward as it focuses its marketing resources on growing 28.com.

Full Year 2010 Revenue Breakdown By Business Unit (USD in thousands)
(Year ended December 31,)	2010	2009	CHANGE
Internet Advertisement	$28,259	$17,722	+59.5%
% of Sales	68.0%	47.0%
TV Advertisement	$12,493	$18,600	-32.8%
% of Sales	30.0%	49.3%
Bank Kiosk	$531	$152	+249.3%
% of Sales	1.3%	0.4%

For the year ended December 31, 2010, gross profit increased 37.1% to $22.6 million, resulting in a gross margin of 54.4% compared to 43.7% for the same period in 2009. Improved gross margin was driven by accelerated growth in the internet advertisement business and improving revenue mix. ChinaNet's internet advertising business generated gross profit margin of 76%, while TV advertising gross margin was 4%.

Operating expenses for the year ended December 31, 2010 were approximately $7.8 million compared to $7.1 million in 2009. Selling expenses for the period were $3.4 million, down 18.9% as a result of lower spending on TV advertising. Research and development costs were $0.9 million, or 2.2% of revenues compared to 1.3% of revenues in the prior year as the Company increased its commitment to developing new software products.

Operating income for 2010 totaled approximately $14.8 million, up 57.8% from the $9.4 million reported for the full year of 2009. Operating margins were 35.7% and 24.9% for the years ended December 31, 2010 and 2009, respectively, as the Company was able to leverage its fixed costs and prudently manage expenses.

GAAP net income for the year ended December 31, 2010 was $16.6 million, an increase of 312.8% compared to $4.0 million reported in the same period of the prior year. Adjusted for the non-cash items, net income was $14.7 million and earnings per diluted share was $0.70 for the year ended December 31, 2010, as compared to $8.4 million net income and $0.50 in diluted earnings per share for 2009, based on 20.9 million and 16.7 million outstanding shares, respectively.

Balance Sheet and Cash Flow

The Company had $15.6 million in cash and equivalents on December 31, 2010, compared to $13.9 million on December 31, 2009, working capital of $26.6 million, compared to $19.4 million, and a current ratio of 5.3 to 1 compared 5.0 to 1 on December 31, 2009. The Company generated $11.6 million in the year ended December 31, 2010 compared to $4.6 million in the 2009 period. Accounts receivable were $4.3 million on December 31, 2010, up from to $3.2 million on December 31, 2009, with an average Days Sales Outstanding of 38 days compared to 31 days. The balance sheet remained debt free.

Guidance for 2011

Management expects revenues to be between $50 and $54 million for 2011, and net income guidance of $17.5 million to $18.2 million, which represents year-over-year growth of 20%-30% and 19%-24%, respectively. The Company’s strategy is aimed at gaining market share by exclusively targeting the SME market. The Company expects branded customers to drive higher revenue per customer across its advertising platform while value added services generate incremental higher margin revenue from the installed customer base.

Business Updates

ChinaNet is focused on strategically expanding its rapidly growing internet service and advertising business, 28.com portal which connects SME franchisors with new franchisees, and generates gross margins of 70%-75%.

Internet Advertising -- During the fourth quarter of 2010, the Company's http://www.28.com web portal increased its market share to approximately 37%. ChinaNet provides qualified leads to SME franchisors through a multi-media branding campaign centered around an integrated internet advertising platform which can be complemented with TV advertising.

With 21 research and development staff added since the beginning of 2010, the Company is committed to developing technologies and services to further differentiate ChinaNet from its competitors. The Company expects to spend 4-6% of revenues to develop new software products for its customer base.

Add-on brand management services tailored for clients operating in various industries are being marketed. Over the past year, 5% of clients purchased add-on services from ChinaNet as adoption has accelerated throughout the year. In 2011 the Company expects to begin offering cloud management tools, including point of sale (POS) systems and inventory management, to help clients manage their growing base of franchise operators. The Company introduced an online consulting service for franchisees during the third quarter of 2010, which will drive increased traffic to 28.com.

In January and February, 2011, the Company purchased two privately held advertising agencies with an installed customer base. The combination will allow these agencies to introduce ChinaNet’s internet advertising and marketing, IIM and other online management tools to a captive customer base, allowing them to reach their expansion targets by providing a broader spectrum of integrated services. In addition, these agencies will introduce new franchisors to the 28.com advertising platform.

In March, ChinaNet launched a mobile platform, including SMS text alert functionality to drive increased traffic to its 28.com portal and better service its customer base. During three months of testing, the SMS mobile platform increased traffic to 28.com by up to 20%. To expand this offering, ChinaNet expects to launch an Android, iPad and iPhone related application by August 2011 which will enable users to seamlessly view 28.com across multiple mobile devices. Top branded clients will receive the platforms as part of their bundled package, which ranges from $27,500 - $33,500 per month, while traditional clients will pay a fixed fee or pay-per-lead generated from usage. Gross margin on this business is expected to be greater than 50%.

Management continues to evaluate acquisitions which include agencies that maintain SME customer bases, in addition to companies that have unique technology which would complement or expand the current product offering.

Conference Call

The conference call will take place at 10:00 am ET on Thursday, March 31, 2011. Interested participants should call 1-877-941-1427 when calling within the United States or 1-480-629-9664 when calling internationally (passcode 4428281).

A playback will be available through April 7, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4428281 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00008377, or visiting ViaVid's website at http://www.viavid.net , where the webcast can be accessed through April 7, 2011.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading B2B fully integrated internet service provider for small and medium companies (SMEs) to expand their sales networks in China. Founded in 2003 and based in Beijing, PRC, the Company’s services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-based management tools (introduced in 2011). Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our "recurring core business operating results." We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

	For the years ended December 31,
	2010		2009
	GAAP	NON GAAP	GAAP	NON GAAP

Income from operations	$14,847	$14,847	$9,409	$9,409
Other income (expenses):
Changes in fair value of warrants	1,861	-	(4,425)	-
Interest income	13	13	14	14
Other expenses	6	6	(99)	(99)
	1,880	19	(4,510)	(85)
Income before income tax expense	16,727	14,866	4,899	9,324
Income tax expense	352	352	880	880
Net income	16,375	14,514	4,019	8,444
Net loss attributable to noncontrolling interest	214	214	-	-
Net income attributable to ChinaNet Online Holdings, Inc.	16,589	14,728	4,019	8,444

Other comprehensive income
Foreign currency translation gain	813	813	14	14
Comprehensive income	$17,188	$15,327	$4,033	$8,458

Net income attributable to ChinaNet Online Holdings, Inc.	$16,589	$14,728	$4,019	$8,444

Beneficial conversion feature of series A convertible preferred stock	-	-	(5,898)	-
Dividend for series A convertible preferred stock	(794)	(794)	(373)	(373)

Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$15,795	$13,934	$(2,252)	$8,071

Earnings (loss) per common share-Basic	$0.94	$0.83	$(0.15)	$0.54

Earnings (loss) per common share-Diluted	$0.79	$0.70	$(0.15)	$0.50

Weighted average number of common shares outstanding:
Basic	16,778,176	16,778,176	14,825,125	14,825,125
Diluted	20,896,061	20,896,061	14,825,125	16,725,442

CONTACT:
HC International, Inc.
Ted Haberfield, Executive VP
+1-760-755-2716
thaberfield@hcinternational.net

--Financial Tables—

ChinaNet Online Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	December 31,	December 31,
	2010	2009
	(US $'000)	(US $'000)

Assets
Current assets:
Cash and cash equivalents	$15,590	$13,917
Accounts receivable, net	4,319	3,173
Other receivables	7,811	2,636
Prepayment and deposits to suppliers	3,325	4,111
Due from related parties	185	492
Deposit for acquisitions	1,512	-
Inventories	2	2
Other current assets	29	30
Total current assets	32,773	24,361

Investment in and advance to unconsolidated investee	7,162	-
Property and equipment, net	2,010	1,355
Intangible assets, net	51	-
Other long-term assets	-	48
	$41,996	$25,764

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$174	$290
Advances from customers	2,120	914
Other payables	10	27
Accrued payroll and other accruals	470	191
Due to related parties	291	24
Due to Control Group	81	1,142
Due to director	559	-
Taxes payable	2,193	1,978
Dividends payable	255	373
Total current liabilities	6,153	4,939

Long-term borrowing from director	132	128
Warrant liabilities	-	9,564
	6,285	14,631

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized-8,000,000 shares; issued and outstanding-2,918,600 and 4,121,600 shares at September 30, 2010 and December 31, 2009 respectively; aggregate liquidation preference amount: $7,677 and $10,677, including accrued but unpaid dividends of $380 and $373, at September 30, 2010 and December 31, 2009, respectively.	3	4
Common stock (US$0.001 par value;authorized-50,000,000 shares; issued and outstanding-17,061,320 shares and 15,828,320 shares at September 30, 2010 and December 31, 2009 respectively)	17	16
Additional paid-in capital	18,614	10,574
Statutory reserves	1,587	372
Retained earnings	14,630	50
Accumulated other comprehensive income	930	117
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	35,781	11,133
Noncontrolling interest	(70)	-
Total stockholders’ equity	35,711	11,133

	$41,996	$25,764

ChinaNet Online Holdings, Inc.
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years Ended December 31,
	2010	2009
	(US $'000)	(US $'000)

Sales
To unrelated parties	$40,423	$35,354
To related parties	1,164	2,370
	$41,587	$37,724

Cost of sales	18,970	21,233
Gross margin	22,617	16,491

Operating expenses
Selling expenses	3,403	4,198
General and administrative expenses	3,460	2,404
Research and development expenses	907	480
	7,770	7,082

Income from operations	14,847	9,409

Other income (expense):
Changes in fair value of warrants	1,861	(4,425)
Interest income	13	14
Other income/(expenses)	6	(99)
	1,880	(4,510)

Income before income tax expense and noncontrolling interest	16,727	4,899
Income tax expense	352	880
Net income	16,375	4,019
Net loss attributable to noncontrolling interest	214	-
Net income attributable to ChinaNet Online Holdings, Inc.	16,589	4,019

Other comprehensive income
Foreign currency translation gain	813	14
Comprehensive income	$17,188	$4,033

Net income attributable to ChinaNet Online Holdings, Inc.	16,589	4,019

Beneficial conversion feature of Series A convertible preferred stock	-	(5,898)
Dividend of Series A convertible preferred stock	(794)	(373)
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$15,795	$(2,252)

Earnings per share
Earnings per common share
Basic	$0.94	$(0.15)
Diluted	$0.79	$(0.15)

Weighted average number of common shares outstanding:
Basic	16,778,176	14,825,125
Diluted	20,896,061	14,825,125

ChinaNet Online Holdings, Inc

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years Ended December 31,
	2010	2009
	(US $'000)	(US $'000)

Cash flows from operating activities
Net income	$16,375	$4,019
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	465	207
Share-based compensation expenses	337	360
Changes in fair value of warrants	(1,861)	4,425
Allowances for doubtful debts	-	71
Others	-	8
Changes in operating assets and liabilities
Accounts receivable	(1,013)	(2,262)
Other receivables	(4,961)	(2,634)
Prepayments and deposits to suppliers	905	(29)
Due from related parties	315	(382)
Other current assets	1	14
Accounts payable	(123)	253
Advances from customers	1,146	303
Accrued payroll and other accruals	271	124
Due to related parties	112	(322)
Due to director	559	-
Due to Control Group	(1,073)	235
Other payables	(17)	-
Taxes payable	144	227
Net cash provided by operating activities	11,582	4,617

Cash flows from investing activities
Purchases of vehicles and office equipment	(977)	(890)
Purchases of intangible assets	(60)	-
Purchases of other long-term assets	(24)	(40)
Net cash contributed from acquisition of subsidiary	148	-
Advance to investee company	(5,901)	-
Payments for ownership interests in investee company	(1,084)	-
Deposit for acquisitions	(1,475)	-
Net cash used in investing activities	(9,373)	(930)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	145	0
Dividend paid to convertible preferred stockholders	(912)	0
Repayment to director	-	(10)
Repayment to third parties	-	(1,308)
Cancellation and retirement of common stock	-	(300)
Proceeds from issuance of Series A convertible preferred stock and warrants (net of issuance cost of US$1,142)	-	9,162
Net cash provided by financing activities	(767)	7,544

Effect of exchange rate fluctuation on cash and cash equivalents
	231	7

Net increase in cash and cash equivalents	1,673	11,238

Cash and cash equivalents at beginning of year	13,917	2,679
Cash and cash equivalents at end of period	$15,590	$13,917